                                                                   EXHIBIT 10.14
                              GAS SALES AGREEMENT

     THIS AGREEMENT, made and entered into effective as of the lst day of December, 1995, by and between Tyson Foods, Inc. ("Purchaser") and U S Gas Services LLC ("Seller"),

                                   RECITALS

     WHEREAS, Seller desires to sell gas; and

     WHEREAS, Purchaser desires to purchase said gas from Seller;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties do hereby covenant and agree as follows:

I.   DEFINITIONS
     -----------

     As used herein, the following terms shall be construed to have meanings as follows:

     1. The term "day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at 8:00 o'clock a.m., Central Time (CT).

     2. The term "month" shall mean a period beginning at 8:00 o'clock a.m., on the first day of a calendar month and ending at 8:00 o'clock a.m., on the first day of the next succeeding calendar month.

     3. The term "natural gas" shall mean natural gas including both gas well gas and casinghead gas and the residue gas therefrom.

     4. The term "Mcf" shall mean one thousand (1,000) cubic feet at a temperature of sixty degrees (60 degrees) Fahrenheit and at a pressure base of
14.73 psia.

     5. The term "Btu" shall mean British Thermal Unit and the term "MMBtu" shall mean one million British Thermal Units.

II.  SCOPE OF AGREEMENT
     ------------------

     Purchaser agrees to Purchase and Seller agrees to sell natural gas during the Term of this Agreement in the quantities at the prices, at the time and delivered to the location specified in the Sales Specification sheet (see Exhibit "A" attached hereto).

III.    TERM

     This Agreement shall be effective as of December 1, 1995 and shall continue and remain in full force and effect until November 30, 2005. This Agreement shall further continue year to year thereafter unless terminated by the parties by giving at least ninety (90) days written notice prior to any anniversary date of this Agreement.

IV.  QUANTITY, POINT(S) OF DELIVERY, PRICE, AND PERIOD
     -------------------------------------------------

     1. Purchaser and Seller shall agree upon (a) the quantity of gas to be delivered by Seller and received by Purchaser, (b) the point(s) of delivery to be utilized, (c) the price per MMBtu to be paid by Purchaser to Seller for all gas delivered including measurement conditions (i.e., saturated/dry and pressure base), and (d) the period during which the specified quantity, point(s) of delivery, and price shall be effective. Upon such agreement, Purchaser and Seller shall execute a Sales Specification Agreement (See Exhibit "A" attached hereto) specifying the quantity, point(s) of delivery, price, and period agreed upon, after which Seller will commence deliveries as agreed. Purchaser agrees to pay Seller for all gas requested by Purchaser and delivered by Seller in accordance with the terms and conditions of the Agreement.

     2. Any change in daily quantities desired by Purchaser shall be communicated to Seller no later than 11:00 a.m., CT two (2) days preceding the desired date of change and shall be followed by written confirmation to Seller. Should Purchaser desire a daily quantity which exceeds that specified in the Sales Specification Agreement referenced in Paragraph 1 above, Seller shall advise Purchaser of the availability or non-availability of such gas, and, if available, when deliveries can commence.

     3. In the event that Seller's transportation costs to the Point of Delivery referred to in the attached Sales Specification Sheet are increased or decreased during the effective pricing period, the Price per MMBtu will be adjusted by a like amount Such transportation costs should be independently verified by a party of the Purchaser's choice.

V.   TRANSPORTATION
     --------------

     Transporter's rules, guidelines, and policies as may be changed from time to time shall define and set forth, among other things, the manner in which gas purchased and sold under this Agreement is transported. Purchaser and Seller agree that the receipt and delivery of gas purchased and sold under this Agreement shall always be subject to the operational and nomination procedures established by Transporter(s). Purchaser shall be responsible for any under or over delivery charges assessed by Transporter(s) which are caused by variances in Purchaser's receipts/takes from quantities requested/nominated by Purchaser to Seller for the effective period agreed upon in the Sales Specification Agreement referenced in Article IV above.

VI.  QUALITY AND MEASUREMENT
     -----------------------

     Transporter's rules, guidelines and policies as may be changed from time to time, shall define and set forth, among other things, the units of measurement, measurement specifications, quality, heating value, testing specifications, required delivery pressure and specifications of the gas to be delivered to Purchaser pursuant hereto unless stated otherwise in Article IV above. All such definitions, specification, procedures and terms and all other terms and provisions of Transporter(s) relating to the delivery of gas are hereby expressly incorporated herein by reference.

VII. BILLINGS
     --------

     1. By the tenth day of the month following the month in which deliveries actually occurred, Seller shall provide Purchaser an invoice, based upon Purchaser's nominations for the month in which deliveries actually occurred. Said invoice shall detail the total nominations by Purchaser and the price per MMBtu agreed to for the month in which deliveries actually occurred. Purchaser shall pay said invoice by the twenty fifth (25th) day of the month in which said invoice was received.

     Should third party Transporters' statements reflect a difference in volumes received or delivered and volumes nominated, the party to this Agreement who is owed money as a result of said difference shall immediately notify the other party of the discrepancy and provide supporting documentation for said claim. The party so notified will pay any amounts due within thirty (30) days of receipt of said notice. Any party not receiving payment within the above time limits shall have the right to suspend any further transactions under this Agreement until payment is received. Seller's statement shall be presumed to be received by Purchaser within five (5) days of the postmark date on the envelope containing the statement. Beginning on the first (lst) day of the second month following the production month, interest shall accrue at the lesser of (a) the prime rate published in the "Money Markets" section of The Wall Street Journal
                                                       -----------------------
on the first business day of the month during which deliveries were made or (b) the maximum lawful rate. Purchaser shall make payment by check to Seller's account as noted below:

     2. Each party shall have the right to reasonably examine the books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of any article hereof. In the event an error is discovered in the amount billed in any statement rendered to Purchaser, such error shall be adjusted within thirty (30) days of the determination thereof, provided that claim thereof shall have been made within sixty (60) days from the date of discovery of such error. No error will be adjusted after twenty-four (24) months from the date of such statement.

VIII.ADDRESSES
     ---------

     Until Seller is otherwise notified in writing by Purchaser, the address of Purchaser is and shall remain:

     Tyson Foods, Inc.
     P. 0. Box 2020
     2210 Oaklawn Drive
     Springdale, AR 72765-2020

and unless Purchaser is otherwise notified in writing by Seller, the address of Seller is and shall remain:

     U S Gas Services LLC
     P. 0. Box 54219
     Tulsa, OK  74155-0219


ALL notices required to be given in writing hereunder shall be given to the respective parties at such addresses or such other addresses as the parties respectively shall designate by written notice.

IX.  FORCE MAJEURE
     -------------

     In the event either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, the obligations of each party, so far as they are affected by such force majeure, shall be suspended during the continuance of the same. Such party shall give notice and full particulars at such force majeure, in writing, to the other party as soon as reasonably possible after the occurrence of the cause relied on. The term "Force Majeure" as employed herein shall mean strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, riots, landslides, hurricanes, lightning, earthquakes, fires, floods, washouts, unavoidable freezing of pipes and explosions. Refusal of either Seller or Purchaser to accede to the demand of laborers or labor unions which, in its sole discretion, it considers unreasonable shall not deny that party the benefits of this provision.

X.   DEFAULT OR TERMINATION
     ----------------------

     1. If either party shall fail to perform any of the covenants or obligations imposed upon it by the terms and conditions of this Agreement, the other party may, at its option, terminate this Agreement by giving thirty (30) days prior written notice and stating specifically the cause for terminating this Agreement. Any termination of this Agreement shall be without waiver of remedy to which the party not in default may be entitled for violations of this Agreement. No waiver by either party hereto of any one or more defaults by the other in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.

     2. Notwithstanding any other provision contained in this Agreement, in the event this Agreement is terminated as to all or any portion of the gas subject hereto or all or any portion of such gas is released from this Agreement, such termination or release shall be without prejudice to any rights or obligations of the parties accruing prior to such termination or release.

XI.  POSSESSION AND WARRANTY OF TITLE
     --------------------------------

     1. As between the parties hereto, Seller shall be in exclusive control and possession of the gas deliverable hereunder and responsible for any damage or injury caused thereby until the same shall have been delivered to the point(s) of delivery. After the gas has been delivered to the point(s) of delivery, Purchaser shall be deemed to be in exclusive control and possession thereof and the Purchaser shall be responsible for any injury or damage caused thereby. Title to the gas delivered hereunder shall pass at the point(s) of delivery.

     2. Seller hereby warrants the title to all gas delivered by Seller to Purchaser hereunder and the right to sell the same.

XII. ASSIGNMENTS
     -----------

     This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the Seller and the Purchaser. Neither party shall assign its rights under this Agreement or any obligations hereunder without the prior consent in writing of the other party. Such consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement or any of its rights or obligations hereunder to a corporate affiliate of the party making the assignment without the prior consent of the other party. It is further agreed, that nothing contained in this Agreement shall in any manner prevent either party from pledging or mortgaging its rights hereunder for security of any loan made by such party.

XIII.MISCELLANEOUS
     -------------

     1. The Seller and Purchaser recognize that the Purchaser may be required to obtain third-party transportation to enable Purchaser to purchase and receive gas into its facilities. In the event Seller, in any manner, assists Purchaser in seeking or arranging third-party transportation, the Purchaser hereby agrees to indemnify and hold Seller harmless from any event, occurrence or failure thereof arising directly or indirectly from the third-party transportation of such gas.

     2. This Agreement may signed in counterpart, each of which shall constitute an original and together which shall constitute one and the same Agreement.

     3.   This Agreement shall be governed by the laws of the State of Arkansas.

     4. This Agreement and the Purchaser's and the Seller's written confirmation(s) of quantity, point(s) of delivery, price, and period as provided for in Article IV shall constitute the sole and entire agreement between the parties. Further, all prior oral and written agreements are hereby expressly merged into the terms and conditions of this Agreement. No modification of the terms and provisions this Agreement shall be or become effective except by the execution of a supplementary written agreement executed by the party sought to be charged.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective on the day and year first above written.

SELLER:                                PURCHASER:


By:/s/                                 By:/s/
   ----------------------------           ---------------------------
Title: President                       Title: VP Purchasing

                                                                     EXHIBIT "A"
                                                                     -----------
                           Sale Specification Sheet
                            ------------------------

          This Sale Specification Sheet is attached to and made a part of that certain Gas Sales Agreement entered into as of the date and between the parties set forth below. it is contemplated that this Sales Specification Agreement and all the terms noted herein shall remain in full force and effect for the term set forth herein. In the event the parties desire to extend or modify the terms set forth in the Sales Specification Agreement, then an amended Sales Specification Sheet shall be executed by the parties and appended to the Contract.

Date of Agreement:  December 1, 1995

Sales Specification Date:  January 1, 1996

Seller:  U S Gas Services L L C

Purchaser:  Tyson Foods, Inc.

Quantity:  up to 1000 MMBtu/Day

Price:    $ 2.21 /MMBtu Dry Renegotiable at the end of each contract year.

Term:    1-1-96 Through 12-31-2001

Point(s) of Delivery:  Into Lone Star Pipeline
                       Various Pool(s) and Interconnects

Transporter:   Lone Star Pipeline

Credit Requirement:  N/A


SELLER:                                 PURCHASER:

U S Gas Services L L C                  Tyson Foods, Inc.


By:/s/                                  By:/s/
   ----------------------------            ---------------------------
Title: President                        Title: VP Purchasing

                               November 11, 1996


Via FedEx - Priority
--------------------

Mr. Larry Bruce, President
US GAS SERVICES LLC
15 W. 6th Street
Tulsa, Oklahoma  74119

      RE:  SALE OF BEEF DIVISION OF TYSON FOODS, INC. ("Tyson")

Dear Mr. Bruce:

     On October 17, 1996 Tyson entered into a definitive agreement (the "Purchase Agreement") pursuant to which it agreed to sell its beef further processing facilities and operations (the "Business") to Gorges/Quik-to-Fix Foods, Inc. ("Buyer"), an entity formed by CGW Southeast Partners III, L.P. ("CGW") for the purpose of acquiring the Business. Under the terms of the Purchase Agreement, the sale of the Business is expected to be consummated (the "Closing") on November 22, 1996. Until such date, Tyson will own and operate the Business. After the Closing, the Business will continue to be operated with the same facilities employed by Tyson in its operation of the Business and will be managed primarily by the people who now manage the Business for Tyson.

     Pursuant to the Purchase Agreement, Tyson has agreed to assign all of its rights, and Buyer has agreed to assume all of Tyson's obligations arising on or after the Closing, under that certain Gas Sales Agreement (the "Contract") dated December 1, 1995 by and between Tyson and US Gas Services LLC ("US Gas"). Pursuant to Section XII of the Contract, US Gas's consent is required in order for Tyson to assign the Contract to Buyer.

     On behalf of Tyson and Buyer, I am writing to request US Gas's consent to Tyson's assignment of the Contract to Buyer. Please sign below where indicated to confirm US Gas's consent to the assignment and return a copy of this letter to my attention via fax (501-290-7967) and the original via the enclosed FedEx envelope. By consenting to this assignment, US Gas acknowledges and affirms its duties and obligations under the Contract as if the Contract were entered into between US Gas and Buyer. This consent does not constitute a consent to further assignment of the Contract and, except as set forth herein, the Contract remains in full force and effect, enforceable against US Gas and Buyer.

US Gas Services LLC
November 11, 1996
Page 2




     Your assistance in this matter is greatly appreciated. If you have any questions, please contact Courtney Smith (501-290-7330) or Read Hudson (501-290-7023) in Tyson's legal department, or Jim O'Donnell with Buyer (404-816-3255).


                                       TYSON FOODS, INC.


                                       /s/Courtney A. Smith
                                       Courtney A. Smith
                                       Corporate Counsel




     The undersigned hereby consents to the assignment of the Contract (as defined hereinabove) from Tyson Foods, Inc. to Gorges/Quik-To-Fix Foods, Inc.




                                       US GAS SERVICES LLC

                                       By: /s/ Larry D. Bruce

                                       Name: Larry D. Bruce

                                       Title: President


cc: Jim Doss